EXHIBIT 99.4

__________ __, 2007

Dear Friend:

We are pleased to announce that Beacon Federal is converting from a federally chartered mutual savings association structure and reorganizing as a wholly-owned subsidiary of a newly formed stock holding company to be called Beacon Federal Bancorp, Inc. In connection with the conversion, Beacon Federal Bancorp, Inc. is offering shares of its common stock in a subscription and community offering pursuant to its Plan of Conversion.

Because we believe you may be interested in learning more about the merits of Beacon Federal Bancorp, Inc. common stock as an investment, we are sending you the following materials which describe the offering.

PROSPECTUS: This document provides detailed information about Beacon Federal’s operations and the proposed offering of Beacon Federal Bancorp, Inc. common stock.

STOCK ORDER AND CERTIFICATION FORM: This form is used to purchase stock by returning it with your payment in the enclosed business reply envelope. The deadline for ordering stock is 4:30 p.m., Local Time, on _________ __, 2007.

As a friend of Beacon Federal, you will have the opportunity to buy common stock directly from Beacon Federal Bancorp, Inc. in the offering without paying a commission or fee.  If you have additional questions regarding the offering, please call us at (__) ___-____, or stop by our Stock Information Center located at 6311 Court Street Road, East Syracuse, New York.  The Stock Information Center is open on Monday from 11:00 a.m. to 4:30 p.m., Tuesday through Thursday from 9:00 a.m. to 4:30 p.m., or Friday from 9:00 a.m. to Noon.

We are pleased to offer you this opportunity to become a stockholder of Beacon Federal Bancorp, Inc.

Sincerely,

Ross J. Prossner
President and Chief Executive Officer

The shares of common stock being offered are not deposits or accounts and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

This is not an offer to sell or a solicitation of an offer to buy common stock. The offer is made only by the prospectus.

______ __, 2007

Dear Member:

We are pleased to announce that Beacon Federal is converting from a federally chartered mutual savings association structure and reorganizing as a wholly-owned subsidiary of a newly formed stock holding company to be called Beacon Federal Bancorp, Inc. In connection with the conversion, Beacon Federal Bancorp, Inc. is offering shares of its common stock in a subscription and community offering pursuant to its Plan of Conversion.

To accomplish this conversion, we need your participation in an important vote.  Enclosed is a proxy statement describing the Plan of Conversion and your voting and subscription rights.  The Plan of Conversion has been approved by the Office of Thrift Supervision (“OTS”) and now must be approved by you.   OTS approval does not constitute a recommendation or endorsement.  YOUR VOTE IS VERY IMPORTANT.

Enclosed, as part of the proxy materials, is your proxy card, the detachable section on top of the order form bearing your name and address.  This proxy card should be signed and returned to us prior to the Special Meeting of Members to be held on __________ __, 2007.  Please take a moment now to sign the enclosed proxy card and return it to us in the postage-paid envelope provided.  FAILURE TO VOTE HAS THE SAME EFFECT AS VOTING AGAINST THE PLAN OF CONVERSION.

The Board of Directors believes the conversion will offer a number of advantages, such as an opportunity for depositors of Beacon Federal to become stockholders.  Please remember:

•	Your deposit accounts will continue to be insured up to the maximum legal limit by the Federal Deposit Insurance Corporation (“FDIC”).

•	There will be no change in the balance, interest rate or maturity of any deposit account or loan because of the conversion.

•	Members have a right, but not an obligation, to buy Beacon Federal Bancorp Inc. common stock and may do so without the payment of a commission or fee before it is offered to the general public.

•	Like all stock, shares of Beacon Federal Bancorp Inc. common stock issued in this offering will not be insured by the FDIC.

Enclosed is a prospectus containing a complete discussion of the stock offering.  We urge you to read this material carefully.  If you are interested in purchasing the common stock of Beacon Federal Bancorp, Inc., you must submit your Stock Order and Certification Form and payment prior to 4:30 p.m., Local Time, on __________ __, 2007.

If you have additional questions regarding the offering, please call us at (__) ___-____, or stop by our Stock Information Center located at 6311 Court Street Road, East Syracuse, New York.  The Stock Information Center is open on Monday from 11:00 a.m. to 4:30 p.m., Tuesday through Thursday from 9:00 a.m. to 4:30 p.m., or Friday from 9:00 a.m. to Noon.

Sincerely,

Ross J. Prossner
President and Chief Executive Officer

The shares of common stock being offered are not deposits or accounts and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

This is not an offer to sell or a solicitation of an offer to buy common stock. The offer is made only by the prospectus.

__________ __, 2007

Dear Prospective Investor:

We are pleased to announce that Beacon Federal is converting from a federally chartered mutual savings association structure and reorganizing as a wholly-owned subsidiary of a newly formed stock holding company to be called Beacon Federal Bancorp, Inc. In connection with the conversion, Beacon Federal Bancorp, Inc. is offering shares of its common stock in a subscription and community offering pursuant to a Plan of Conversion.

We have enclosed the following materials that will help you learn more about the merits of Beacon Federal Bancorp, Inc. common stock as an investment.  Please read and review the materials carefully.

PROSPECTUS: This document provides detailed information about operations at Beacon Federal and a complete discussion on the proposed stock offering.

STOCK ORDER AND CERTIFICATION FORM:  This form is used to purchase stock by returning it with your payment in the enclosed business reply envelope.  The deadline for ordering stock is 4:30 p.m., Local Time, on _________ __, 2007.

We invite you and other local community members to become stockholders of Beacon Federal Bancorp, Inc.  Through this offering, you have the opportunity to buy stock directly from Beacon Federal Bancorp, Inc. without a commission or a fee.

If you have additional questions regarding the conversion, please call us at (__) ___-____, or stop by our Stock Information Center located at 6311 Court Street Road, East Syracuse, New York.  The Stock Information Center is open on Monday from 11:00 a.m. to 4:30 p.m., Tuesday through Thursday from 9:00 a.m. to 4:30 p.m., or Friday from 9:00 a.m. to Noon.

Sincerely,

Ross J. Prossner
President and Chief Executive Officer

The shares of common stock being offered are not deposits or accounts and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

This is not an offer to sell or a solicitation of an offer to buy common stock. The offer is made only by the prospectus.

FACTS ABOUT CONVERSION

The Board of Directors of Beacon Federal unanimously adopted a Plan of Conversion (“the Conversion”) to convert from the federally chartered mutual savings association structure to the stock holding company structure.

This brochure answers some of the most frequently asked questions about the conversion and about your opportunity to invest in the common stock of Beacon Federal Bancorp, Inc., the newly-formed corporation that will become the holding company for Beacon Federal following the conversion.

Investment in the common stock of Beacon Federal Bancorp, Inc. involves certain risks.  For a discussion of these risks and other factors, including a complete description of the offering, investors are urged to read the accompanying prospectus, especially the discussion under the heading “Risk Factors.”

WHY IS BEACON FEDERAL CONVERTING TO A STOCK INSTITUTION?

A conversion to a stock institution as part of a stock holding company structure will enable Beacon Federal to access additional capital through the sale of common stock. This additional capital will support future growth in deposits and loans, allow us to enhance our existing products and services, to support the development of new products and services, to improve our overall competitive position, to support future expansion of operations through the establishment or acquisition of banking offices or other financial service providers, and to assist us in retaining and attracting qualified personnel by establishing stock benefit plans.

WHAT EFFECT WILL THE CONVERSION HAVE ON EXISTING DEPOSIT AND LOAN ACCOUNTS AND CUSTOMER RELATIONSHIPS?

The conversion will have no effect on existing deposit or loan accounts and customer relationships. Deposits will continue to be federally insured by the Federal Deposit Insurance Corporation to the maximum legal limit.

Interest rates and existing terms and conditions on deposit accounts will remain the same upon completion of the conversion. Contractual obligations of borrowers of Beacon Federal will not change and there will be no change in the amount, interest rate, maturity, security or any other condition relating to the respective loans of customers.

WILL BEACON FEDERAL’S DEPOSITORS BE REQUIRED TO PURCHASE STOCK IN THE CONVERSION?

No depositor or other person is required to purchase stock. However, depositors and other eligible persons will be provided the opportunity to purchase stock consistent with the established priority of subscription rights, should they so desire. The decision to purchase stock will be exclusively that of each person. Whether an individual decides to purchase stock or not will have no positive or negative impact on his or her standing as a customer of Beacon Federal. The conversion will allow depositors of Beacon Federal an opportunity to buy common stock and become stockholders of Beacon Federal Bancorp, Inc.

WHO IS ELIGIBLE TO PURCHASE COMMON SHARES IN THE SUBSCRIPTION OFFERING?

Certain past and present depositors of Beacon Federal are eligible to purchase common stock in the subscription offering.

HOW MANY COMMON SHARES ARE BEING OFFERED AND AT WHAT PRICE?

Beacon Federal Bancorp, Inc., through the prospectus, is offering up to 10,350,000 shares of common stock, subject to adjustment as described in the prospectus, at a price of $10.00 per share through the prospectus.

HOW MANY SHARES MAY I BUY?

The minimum order is 25 shares.  The maximum individual purchase is 30,000 shares. No person, together with associates of, and persons acting in concert with such person, may purchase more than 40,000 shares of common stock, as further discussed in the prospectus.

WILL THE COMMON STOCK BE FDIC INSURED?

No.  Like any other common stock, Beacon Federal Bancorp, Inc.’s common stock will not be insured by the FDIC.

HOW DO I ORDER THE COMMON STOCK?

You must complete the enclosed Stock Order and Certification Form. Instructions for completing your Stock Order and Certification Form are contained in this packet.  Your order must be received by 4:30 PM, Local Time, on ________ __, 2007.

HOW MAY I PAY FOR MY COMMON STOCK?

You may pay for common stock by check or money order made payable to Beacon Federal Bancorp, Inc.  Interest will be paid by Beacon Federal on these funds at the passbook savings rate from the day the funds are received until the completion or termination of the conversion.  Second, you may authorize us to withdraw funds from your deposit account or certificate of deposit at Beacon Federal for the amount of funds you specify for payment.  You will not have access to these funds from the day we receive your order until completion or termination of the conversion.  There is no penalty for withdrawal from a certificate of deposit.

CAN I PURCHASE STOCK USING FUNDS IN MY BEACON FEDERAL IRA ACCOUNT?

Potentially. However, you must establish a self-directed IRA account at a brokerage firm or trust department to which you can transfer a portion or all of your IRA account at Beacon Federal that will enable such a purchase.  Please contact your broker or self-directed IRA provider as soon as possible if you want to explore this option, as such transactions take time.

WILL DIVIDENDS BE PAID ON THE COMMON STOCK?

The Board of Directors of Beacon Federal Bancorp, Inc. has made no decision with respect to the payment of dividends.  In determining whether to pay a cash dividend and the amount of such cash dividend, the Board is expected to take into account a number of factors, including capital requirements, our financial position, tax considerations, regulatory limitations and general economic conditions.  No assurances can be given that any dividends will be paid or that, if paid, will not be reduced or eliminated in the future.

HOW WILL THE COMMON STOCK BE TRADED?

Beacon Federal Bancorp’s stock is expected to trade on the Nasdaq Global Market under the ticker symbol “____.”  However, no assurance can be given that an active and liquid market will develop.

ARE EXECUTIVE OFFICERS AND DIRECTORS OF BEACON FEDERAL PLANNING TO PURCHASE STOCK?

Yes!  The executive officers and directors of Beacon Federal plan to purchase, in the aggregate, $2.8 million worth of stock or approximately 3.7% of the common stock offered at the minimum of the offering range.

MUST I PAY A COMMISSION?

No.  You will not be charged a commission or fee on the purchase of common stock in the conversion.

SHOULD I VOTE TO APPROVE THE PLAN OF CONVERSION?

Yes.  Your “YES” vote is very important! PLEASE VOTE, SIGN AND RETURN ALL PROXY CARDS!

WHY DID I GET SEVERAL PROXY CARDS?

If you have more than one account, you could receive more than one proxy card, depending on the ownership structure of your accounts. Please vote all of your proxy cards.

HOW MANY VOTES DO I HAVE?

Your proxy card(s) show(s) the number of votes you have.  Every depositor is entitled to cast one vote for each $100 on deposit as of the voting record date, up to 1,000 votes.

MAY I VOTE IN PERSON AT THE SPECIAL MEETING?

Yes, but we would still like you to sign and mail your proxy today.  If you decide to revoke your proxy, you may do so at any time before such proxy is exercised by executing and delivering a later dated proxy or by giving notice of revocation in writing or by voting in person at the special meeting.  Attendance at the special meeting will not, of itself, revoke a proxy.

For additional information you may visit or call our Stock Information Center Monday from 11:00 a.m. to 4:30 p.m., Tuesday through Thursday from 9:00 a.m. to 4:30 p.m., or Friday from 9:00 a.m. to Noon.  The Stock Information Center is located in Beacon Federal’s office at 6311 Court Street Road, East Syracuse, New York.

STOCK INFORMATION CENTER

(___) ___-____

Beacon Federal
6311 Court Street Road
East Syracuse, New York 13057

QUESTIONS

AND

ANSWERS

{Holding Company Logo}

Holding Company for

Beacon Federal

The shares of common stock being offered are not deposits or accounts and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

This is not an offer to sell or a solicitation of an offer to buy common stock. The offer is made only by the prospectus.

________ __, 2007

To Members and Friends
Of Beacon Federal

Keefe, Bruyette & Woods, Inc., a member of the National Association of Securities Dealers, Inc., is assisting Beacon Federal in converting from the mutual to the stock form of organization. Upon completion of the conversion, Beacon Federal will be a wholly-owned subsidiary of a new stock holding company, Beacon Federal Bancorp, Inc.  In connection with the conversion, Beacon Federal Bancorp, Inc. is offering shares of its common stock in a subscription offering pursuant to a Plan of Conversion.

At the request of Beacon Federal Bancorp, Inc., we are enclosing materials explaining this process and your options, including an opportunity to invest in the shares of Beacon Federal Bancorp, Inc. common stock being offered to customers of Beacon Federal and various other persons until ______, Eastern Time, on __________ __, 2007.  Please read the enclosed offering materials carefully, including the prospectus, for a complete description of the stock offering.  Beacon Federal Bancorp, Inc. has asked us to forward these documents to you in view of certain requirements of the securities laws in your state.

If you have any questions, please visit our Stock Information Center located at 6311 Court Street Road, East Syracuse, New York.  The Stock Information Center is open Monday from 11:00 AM to 4:30 PM, Tuesday through Thursday from 9:00 AM to 4:30 PM and Friday from 9:00 AM to Noon, or feel free to call the Stock Information Center at (___) ___-____.

Very truly yours,

Keefe, Bruyette & Woods, Inc.

The shares of common stock being offered are not deposits or accounts and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

This is not an offer to sell or a solicitation of an offer to buy common stock. The offer is made only by the prospectus.

PROXY GRAM

PLEASE VOTE TODAY...

We recently sent you a proxy statement and related materials regarding a proposal to convert Beacon Federal from the federally chartered mutual savings association structure as a wholly-owned subsidiary of a newly formed stock holding company.

Your vote on the Plan of Conversion has not yet been received.

Voting for the Conversion does not obligate you to purchase stock and will not affect your accounts or FDIC Insurance.

Not Returning Your Proxy Cards has the Same Effect as Voting
“Against” the Conversion…and

Your Board of Directors Unanimously Recommends a Vote “FOR” the Conversion.

Your Vote Is Important To Us!

Please sign the enclosed proxy card and return it in the postage-paid envelope provided TODAY!  If you received more than one proxy card, please be sure to sign and return all cards you received.

Thank you,

Ross J. Prossner
President and Chief Executive Officer
Beacon Federal
East Syracuse, New York

If you have already mailed your proxy card(s), please accept our thanks and disregard this notice.
For further information call (___) ___-____.

The shares of common stock being offered are not deposits or accounts and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency.

This is not an offer to sell or a solicitation of an offer to buy common stock. The offer is made only by the prospectus.

PROXY GRAM II

PLEASE VOTE TODAY...

We recently sent you a proxy statement and related materials regarding a proposal to convert Beacon Federal from the federally chartered mutual savings association structure as a wholly-owned subsidiary of a newly formed stock holding company.

Your vote on the Plan of Conversion has not yet been received.

Voting for the Conversion does not obligate you to purchase stock and will not affect your accounts or FDIC Insurance.

Not Returning Your Proxy Cards has the Same Effect as Voting
“Against” the Conversion…and

Your Board of Directors Unanimously Recommends a Vote “FOR” the Conversion.

Our Reasons for the Corporate Change

As a Stock Institution we will be able to:
-  Be organized in the form used by commercial banks and most savings institutions and allow us to access the capital markets.
-  Better serve our customers in our market area.
-  Have the financial strength to continue to grow our association.
-  Increase lending limits and support our emphasis on residential mortgage loans, home-equity loans, commercial real estate loans and commercial business loans and the development of new products and services.
-  Retain and attract qualified management through stock-based compensation plans.

Your Vote Is Important To Us!

Please sign the enclosed proxy card and return it in the postage-paid envelope provided TODAY!  If you received more than one proxy card, please be sure to sign and return all cards you received.

Thank you,

Ross J. Prossner
President and Chief Executive Officer
Beacon Federal
East Syracuse, New York

If you have already mailed your proxy card(s), please accept our thanks and disregard this notice.
For further information call (___) ___-___

The shares of common stock being offered are not deposits or accounts and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency.

This is not an offer to sell or a solicitation of an offer to buy common stock. The offer is made only by the prospectus.

{logo}  Beacon Federal

_________ __, 2007

Dear Valued Beacon Federal Member:

We recently forwarded you a proxy statement and related materials regarding a proposal to convert Beacon Federal from a federally chartered mutual savings association to the stock holding company structure.  This conversion will allow us to operate in essentially the same manner as we currently operate, but provides us with the flexibility to add capital, continue to grow and expand the association by adding new products and services and increasing our lending capability.

As of today, your vote on our Plan of Conversion has not been received. Your Board of Directors unanimously recommends a vote “FOR” the Plan of Conversion.  If you mailed your proxy, please accept our thanks and disregard this request.

We would sincerely appreciate you signing the enclosed proxy card and returning it promptly in the enclosed postage-paid envelope or dropping it off at your Beacon Federal branch.  Our meeting on __________ __th, 2007 is fast approaching and we would like to receive your vote as soon as possible.

Voting FOR the Conversion does not affect the terms or insurance on your accounts.  For further information call our Information Center at (___) ___-____.

Best regards and thank you,

Ross J. Prossner
President and Chief Executive Officer

The shares of common stock being offered are not deposits or accounts and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

This is not an offer to sell or a solicitation of an offer to buy common stock. The offer is made only by the prospectus.

End of Offering Beacon Federal Website Message

Stock Issuance Information

The Beacon Federal Bancorp, Inc. stock offering closed on September __, 2007.  The results of the offering are as follows:

________________________________________________.

Interest and refund checks [if applicable] will be mailed on ________, 2007 by regular mail.  No special mailing instructions will be accepted.

Allocations will be made available beginning at ____ on ____________, 2007. [If applicable]

Notice to Subscribers not receiving all shares:  Please be aware that while we believe this to be a final allocation, we reserve the right to amend this amount up to the time of trading and recommend you verify the number of shares you received on the face of the certificate you will receive prior to trading your shares. [if applicable]

The transfer agent for Beacon Federal Bancorp, Inc. will be Registrar and Transfer Company in Cranford, New Jersey and the phone number for their Investor Relations Department is 1-800-368-5948.

We anticipate trading to begin on ____________, 2007 on the Nasdaq Global Market under the symbol “____.”

The shares of common stock being offered are not deposits or accounts and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

This is not an offer to sell or a solicitation of an offer to buy common stock. The offer is made only by the prospectus.

Beacon Federal Website Message:

Plan of Conversion
and
Stock Offering Information

Beacon Federal is pleased to announce that materials were mailed on August __, 2007 regarding its Plan of Conversion, including its stock offering.  If you were a depositor as of February 28, 2006, June 30, 2007 or _________ __, 2007, you should be receiving a packet of materials soon.  We encourage you to read the information carefully.

If you were a Depositor or Borrower of Beacon Federal as of the Voting Record Date, _________ __, 2007, a proxy card(s) is included.  We encourage you to return ALL proxy cards as promptly as possible… and THANK YOU!

Information, including a prospectus, regarding Beacon Federal Bancorp, Inc.’s stock offering was also enclosed.  The subscription offering has commenced and continues until 4:30 P.M., local time, on September __, 2007, at which time all orders must be received if you want to subscribe for stock.

Depending upon the outcome of the Subscription Offering our best estimate at this time for trading of Beacon Federal Bancorp, Inc.’s stock on the Nasdaq Global Market is late September. However, as described in the prospectus, it could be later.  The stock will trade under the ticker symbol “____”.  We will keep you as informed as possible on this site.

Our telephone number at the Stock Information Center number is (800) xxx-xxxx.

The shares of common stock being offered are not deposits or accounts and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

This is not an offer to sell or a solicitation of an offer to buy common stock. The offer is made only by the prospectus.

What Investors Need to Know

          Key concepts for investors to bear in mind when considering whether to participate in a conversion offering, or a stock offering by a subsidiary of a mutual holding company, include the following:

•

Know the Rules By law, accountholders cannot sell or transfer their priority subscription rights, or the stock itself, prior to the completion of a financial institution’s conversion. Moreover, accountholders cannot enter into agreements or arrangements to sell or transfer either their subscription rights or the underlying conversion stock.

•

“Neither a Borrower nor a Lender Be”  If someone offers to lend you money so that you can participate  or participate more fully  in a conversion, be extremely wary. Be even more wary if the source of the money is someone you do not know. The loan agreement may make you unable to certify truthfully that you are the true holder of the subscription rights and the true purchaser of the stock and that you have no agreements regarding the sale or transfer of the stock.

•

Watch Out for Opportunists — The opportunist may tell you that he or she is a lawyer — or a consultant or a professional investor or some similarly impressive tale who has experience with similar mutual conversion transactions. The opportunist may go to extreme lengths to assure you that the arrangement you are entering into is legitimate. They might tell you that they have done scores of these transactions and that this is simply how they work. Or they might downplay the warnings or restrictions in the prospectus or order form, telling you that “everyone” enters into such agreements or that the deal they are offering is legitimate. They may also tell you that you have no risk in the transaction. The cold, hard truth is that these are lies, and if you participate, you are breaking the law.

•

Get the Facts from the Source —  If you have any questions about the securities offering, ask the savings bank or savings association for more information. If you have any doubts about a transaction proposed to you by someone else, ask the financial institution whether the proposed arrangement is proper. You may be able to find helpful resources on the institution’s website or by visiting a branch office.

The bottom line for investors is always to remember that if an opportunity sounds too good to be true, it probably is too good to be true.

Read This First

Office of Thrift Supervision Guidance for Accountholders

          Your financial institution is in the process of selling stock to the public, in either a mutual-to-stock conversion or a stock issuance by a subsidiary of a mutual holding company. As an accountholder at this institution, you have certain priority subscription rights to purchase stock in the offering. These priority subscription rights are non-transferable. If you subscribe for stock, you will be asked to sign a statement that the purchase is for your own account, and that you have no agreement or understanding regarding the subsequent sale or transfer of any shares you receive.

          On occasion, unscrupulous people attempt to persuade accountholders to transfer subscription rights, or to purchase shares in the offering based on the understanding that the shares will subsequently be transferred to others. Such arrangements violate federal regulations. If you participate in these schemes, you are breaking the law and may be subject to prosecution. If someone attempts to persuade you to participate in such a scheme, please contact Office of Thrift Supervision (OTS) at (202) 906-6202. OTS is very interested in ensuring that the prohibitions on transfer of subscription rights are not violated.

          How will you know if you are being approached illegally? Typically, a fraudulent opportunist will approach you and offer to “loan” you money to purchase a significant amount of stock in the offering. In exchange for that “loan” you most likely will be asked either to transfer control of any stock purchased with that money to an account the other person controls, or sell the stock and give the majority of the profits to the other person. You may be told, untruthfully, that there is no risk to you, that the practice is common, and even if you are caught, that your legal expenses will be covered.

          On the back of this page is a list of some key concepts that you should keep in mind when considering whether to participate in a mutual-to-stock conversion or stock issuance by a mutual holding company subsidiary. If you have questions, please contact the stock information center listed elsewhere in the literature you are receiving. Alternatively, you can contact us at: ombudsman@ots.treas.gov.